UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2022

THE HEALING COMPANY INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152805	26-2862618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11th Floor, Ten Grand Street, Brooklyn, New York	11249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +1 866-241-0670

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	THCC	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 23, 2022, the Board of Directors approved a Board Service Agreement (the “Agreement”) and appointed Kay Koplovitz to the Board of Directors and as Chairman of the Board effective April 1, 2022.  Under the agreement to commence April 1, 2022, Ms. Koplovitz will be paid an annual fee of $50,000 for  Director’s services (the “Director’s Fee”), which shall be payable quarterly, in arrears, as long as Director continues to fulfill her duties and provide the services. As further retainer payment for the Director’s provision of the services and subject to approval by the Board, the Company shall grant to Director options (the “Option”) to purchase two-hundred fifty thousand (250,000) shares of common stock. The Option and underlying shares shall be issued in accordance with the terms of the Company’s stock incentive plan and its standard director’s stock option agreement, which shall vest in accordance with the terms and conditions outlined in the plan and agreement. The Option shall be exercisable at the fair market value of the Common Stock as determined by the Company’s 2021 409A valuation ($0.28) and shall have a term of ten years. The shares underlying the Option (“Shares”) shall vest ratably over the two (2) year period commencing on the Effective Date of the Agreement (“Vesting Start Date”) as follows: 1/8th of the total shares shall vest each quarter, such that 100% of the Shares shall be vested as of the second anniversary of the Vesting Start Date, provided that Director is still a Director for the Company on each such vesting date.

The foregoing summary of the material terms of the Agreement with Ms. Koplovitz described above does not purport to be complete and is qualified in its entirety by reference to the full text of her Board Services Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2022.

Kay Koplovitz, Chairman of the Board, Director

Kay Koplovitz is co-Founder & Chairman of Springboard Enterprises, a non-profit 501(c)3 accelerator that has trained nearly 900 women-led entrepreneurs of technology and life sciences companies to raise capital. In 2014, Ms. Koplovitz co-founded the New York Fashion Tech Lab bringing promising technology companies in collaboration with the fashion and consumer retail industry.  Ms. Koplovitz is the founder and former CEO of USA Networks, the SyFy Channel (formerly Sci-Fi), today a multi-billion-dollar cable television network under NBCU. She ran the network for 21 years before stepping down in 1998, at which time  the network was sold for $4.5 billion. As founder of USA Networks, Kay is the visionary who created the business model for cable networks by introducing the concept of two revenue streams: licensing and advertising.  Ms. Koplovitz currently serves on the Boards of Athena Consumer Acquisition Corp SPAC (ACAQ) and private company Veniam. Kay previously served on corporate and private boards of Athena Technology Acquisition Corp SPAC, ION Media Networks, CA Technologies, Time Inc, Kate Spade (formerly Liz Claiborne), Oracle, Instinet, Nabisco, and General RE.

Kay also serves on the Advisory Council to Accenture’s Black Founders Development Fund. She has been a long-term trustee for The International Tennis Hall of Fame and The Paley Center for Media (currently emeritus).

Other than the arrangements reported in this Item 5.02, there are no other arrangements or understandings between any of the above officers or directors and any other persons pursuant to which they were selected as officers or directors. There are also no family relationships between any officers or director of the company, and none have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HEALING COMPANY INC.

/s/ Simon Belsham
Simon Belsham
Chief Executive Officer

Date: March 28, 2022

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